UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2013

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File No.)	20-2697511 (I.R.S. Employer Identification Number)

4 Parkway North, Suite 400 Deerfield, IL	60015
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2013, CF Industries Holdings, Inc. (the “Company” or “CF Holdings”), as a guarantor, and its wholly owned subsidiary CF Industries, Inc. (“CF Industries” or the “Borrower”), as borrower, entered into a $1.0 billion senior unsecured Amended and Restated Revolving Credit Agreement (the “Amended Credit Agreement”) with the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as issuing banks, and Morgan Stanley Senior Funding, Inc., as administrative agent for such lenders, which amended and restated the Company’s previous $500 million senior unsecured Revolving Credit Agreement, dated May 1, 2012, that was scheduled to mature May 1, 2017. The Amended Credit Agreement provides for a revolving credit facility of up to $1.0 billion with a maturity of May 1, 2018.

Borrowings under the Amended Credit Agreement will bear interest at a per annum rate equal to, at the Borrower’s option, the one, two, three or six month (or such other period less than one month or greater than six months as the lenders may agree) LIBOR rate plus a margin of 1.125% to 2.00%, or a base rate plus a margin of 0.125% to 1.00%. The Borrower is required to pay an undrawn commitment fee equal to 0.15% to 0.35% of the undrawn portion of the commitments under the Amended Credit Agreement, as well as customary letter of credit fees. The margin added to LIBOR or to the base rate, as well as the amount of the commitment fee, will depend on the Company’s credit rating at the time.

All obligations under the Amended Credit Agreement are unsecured. Currently, the Company is the only guarantor of the Borrower’s obligations under the Amended Credit Agreement. Certain of the Borrower’s material domestic subsidiaries will be required to become guarantors under the Amended Credit Agreement only if such subsidiaries guarantee other debt for borrowed money (subject to certain exceptions) of the Borrower or the Company in excess of $350 million. Currently, no such subsidiary guarantees debt for borrowed money in excess of $350 million.

The Amended Credit Agreement contains customary representations and warranties, events of default and covenants for a transaction of this type, including two financial maintenance covenants: (i) a minimum interest coverage ratio, as defined in the Amended Credit Agreement, that must be maintained at a level of not less than 2.75 to 1.00 and (ii) a maximum total leverage ratio, as defined in the Amended Credit Agreement, that must be maintained at a level of not greater than 3.75 to 1.00. Certain subsidiaries of the Company are excluded from the restrictions contained in certain of the covenants under the Amended Credit Agreement.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Morgan Stanley Senior Funding, Inc., which is the administrative agent under the Amended Credit Agreement, Morgan Stanley Bank, N.A., which is a letter of credit issuing bank under the Amended Credit Agreement, Morgan Stanley MUFG Loan Partners, LLC, which served as lead arranger and bookrunner under the Amended Credit Agreement and is an affiliate of Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a letter of credit issuing bank and served as syndication agent under the Amended Credit Agreement, certain of the other lenders under the Amended Credit Agreement, and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for the Company, the Borrower and subsidiaries and affiliates of the Company and the Borrower, for which they have received or will receive fees and reimbursement of expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 8.01 Other Events.

On April 22, 2013, the Company issued a press release relating to an increase in the size of its revolving credit facility, the Company’s filing of a shelf registration statement and the Company’s share repurchase activity during the year to date. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1

Amended and Restated Revolving Credit Agreement, dated as of April 22, 2013, among CF Industries Holdings, Inc., CF Industries, Inc., the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and Morgan Stanley Senior Funding, Inc., as Administrative Agent

99.1	Press release dated April 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2013	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Revolving Credit Agreement, dated as of April 22, 2013, among CF Industries Holdings, Inc., CF Industries, Inc., the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and Morgan Stanley Senior Funding, Inc., as Administrative Agent

99.1	Press release dated April 22, 2013